Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

Contact:
Lisa Fell	Kenneth Boerger
Director of Corporate Communications	Vice President and Treasurer
419-325-2001	419-325-2279
lfell@libbey.com	ken.boerger@libbey.com

LIBBEY INC. ANNOUNCES NEW STRATEGY TO STRENGTHEN, GROW ITS BUSINESS
-- New Strategic Plan Is Designed to Reduce Costs, Maximize Advantaged Business Segments,
Accelerate Growth and Improve Financial Structure --

TOLEDO, OHIO, July 18, 2012--Libbey Inc. (NYSE MKT: LBY) today announced a new strategic plan designed to further strengthen its core business and enable the Company to improve profitability and realize growth opportunities. The new strategy is specifically aimed at increasing Libbey's efficiency, better leveraging its key lines of business, improving service to customers and maximizing market opportunities.

“We are taking the necessary steps to ensure Libbey thrives in today's competitive market,” said Stephanie A. Streeter, Libbey's Chief Executive Officer. “This new strategy will build on Libbey's long legacy and many strengths and improve the Company's competitive position to realize new opportunities across our business.”

The strategic plan will focus on:

•	Reducing costs in North America, including reducing Selling, General and Administrative (SG&A) expenses.

•	Maximizing Libbey's leadership in advantaged businesses, including U.S. Foodservice and Mexico Foodservice and Retail.

•	Increasing profitability and improving Libbey's cash generation in Europe.

•	Accelerating growth in China.

•	Making continued improvements to Libbey's financial structure. In addition to the recent debt refinancing successfully completed in May 2012, Libbey will drive for a more competitive cost structure.

As part of the new strategy, Libbey announced a new regionally focused leadership structure. The Company will be organized into three regions:

•
The Americas - with Daniel Ibele serving as Vice President and General Manager for the United States and Canada, and Salvador Miñarro serving as Vice President and General Manager of Mexico and Latin America.

•	Europe, Middle East and Africa (EMEA) - Libbey is currently conducting a search for the general manager of this region.

•	Asia Pacific - with Gary Moreau serving as Vice President and General Manager of Asia Pacific.

“Libbey is a global company; however, the needs of our customers and suppliers vary by market,” added Streeter. “By aligning regionally, Libbey will be in a stronger position to serve customers across the globe.”

Redundancies created by the reorganization are expected to result in Libbey eliminating approximately 5 percent of its global managerial, professional and administrative workforce.

“These are difficult business decisions, and we regret the impact they will have on the affected associates,” said Streeter. The Company is providing impacted associates with severance benefits and outplacement assistance.

The strategic plan is slated to guide Libbey through 2015 and will be coordinated through a newly established Strategy Program Management Office, which will be led by former Libbey Chief Financial Officer Richard Reynolds. On July 16, 2012, Libbey announced the appointment of Sherry Buck to Chief Financial Officer.

About Libbey Inc.

Based in Toledo, Ohio, since 1888, Libbey Inc. is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world. It supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries, and it is the leading manufacturer of tabletop products for the U.S. foodservice industry.

Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is a leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2011, Libbey Inc.'s net sales totaled $817.1 million.

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